Exhibit 99.1

MICROSOFT AND VIRNETX SETTLE PATENT INFRINGEMENT CASES

REDMOND, WA and SCOTTS VALLEY, CA – May 17, 2010 – VirnetX Holding Corporation and Microsoft Corporation today announced that they have settled the patent infringement cases brought by VirnetX before the U.S. District Court for the Eastern District of Texas. Pursuant to the settlement, both lawsuits will be dismissed.

As part of the settlement, Microsoft takes a license to the VirnetX patents for Microsoft’s products and will make a one-time payment of $200 million to VirnetX.  All other aspects of the settlement and license were not disclosed.

“This Agreement highlights the need for VirnetX’s Secure Domain Name Initiative, and we believe that this successful resolution of our litigation with Microsoft will allow us to focus on the upcoming pilot system that will showcase VirnetX’s automatic Virtual Private Network technology,” said Kendall Larsen, Chief Executive Officer and Chairman of VirnetX Holding Corporation.  “We look forward to our continued work with our Secure Domain Name Initiative partners in that effort.”

“We are pleased to work with VirnetX to bring these cases to a successful resolution through this settlement,” said Tom Burt, corporate vice president and deputy general counsel, Microsoft Corporation. “We look forward to VirnetX’s continued progress as it develops its technologies.”

About Microsoft

Founded in 1975, Microsoft (Nasdaq ‘MSFT’) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

About VirnetX

VirnetX Holding Corporation (NYSE Amex: VHC), an Internet security software and technology company, is engaged in commercializing its patent portfolio, developed from work done for the Central Intelligence Agency, by developing a licensing program as well as developing software products designed to create a secure environment for real-time communication applications such as instant messaging, VoIP, smart phones, eReaders and video conferencing. The Company's patent portfolio includes over 48 U.S. and international patents and pending applications that were recently declared as essential for 4G security specifications and provide the foundation for the Company's unique GABRIEL Connection Technology. For more information, please visit www.virnetx.com.

Forward Looking Statements by VirnetX Holding Corporation

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including those under the heading "Risk Factors" in Company's Annual Report on Form 10-K filed with the SEC on March 31, 2010 and Quarterly Report on Form 10-Q filed on May 7, 2010.

Contacts:

Kevin Kutz
Microsoft Corporation
425.707.7221
kkutz@microsoft.com

Greg Wood
VirnetX Holding Corporation
831.438.8200
greg_wood@virnetx.com